Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

Pursuant to Section 151(g) and 303 of the

General Corporation Law of the State of Delaware

This Amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (this “Amendment”) is dated as of November 3, 2021 (the “Effective Date”).

WHEREAS, Hertz Global Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 1,500,000 authorized shares of preferred stock, classified as Series A Preferred Stock (the “Series A Preferred Stock”) and the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on June 30, 2021 evidencing such terms;

WHEREAS, the board of directors (the “Board of Directors”) of the Company has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment advisable and in the best interest of the Company and its stockholders; and

WHEREAS, the requisite holders of Series A Preferred Stock have duly approved this Amendment in accordance with Sections 242 and 228 of the DGCL and Section 18 of the Certificate of Designation.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Sections 242 and 228 of the DGCL and Section 18 of the Certificate of Designation and has been executed by a duly executed officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designation as follows:

1.             Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Certificate of Designation.

2.             Consent Fee. As consideration for this Amendment, the Company shall pay to each Holder that either (i) has delivered to the Company a signature page on or prior to the Effective Date (an “Effective Date Consenting Holder”) to the Consent Agreement dated as of the Effective Date (the “Consent Agreement”), by and among the Company and the Holders party thereto, or (ii) delivers to the Company a signature page to the Consent Agreement after the date hereof and on or prior to November 12, 2021 (a “Post-Effective Date Consenting Holder” and, together with the Effective Date Consenting Holders, the “Consenting Holders”), a nonrefundable consent fee (the “Consent Fee”) in cash in an amount equal to 0.50% of the aggregate Liquidation Preference of the Series A Preferred Stock held by such Holder as of the date such Consent Fee is paid. The Consent Fee shall be paid to each Effective Date Consenting Holder by no later than one Business Day following the Effective Date. The Consent Fee shall be paid to each Post-Effective Date Consenting Holder within two Business Days of November 12, 2021. Once paid, the Consent Fee will not be refundable under any circumstances. The Consent Fee shall be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. The payment of the Consent Fee shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority or shall be grossed up by the Company for such amounts. For the avoidance of doubt, neither the Consent Fee nor the Amendment No. 1 Fees (as defined in the Certificate of Designation, as modified in accordance with this Amendment) shall be included within the determination of “MOIC”.

3.             Amendments.

a.	Clause (iii) of the definition of “Non-Compliance Event” in Section 3 of the Certificate of Designation shall be amended and restated to read as follows:

“(iii)         failure by the Company and its Subsidiaries to comply with Section 8 or Section 22 hereof, or Section 2 of the Certificate of Amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated as of November 3, 2021;”

b.	The definition of “Permitted Payment” in Section 3 of the Certificate of Designation is hereby amended by (i) deleting the “and” after clause (v), (ii) adding “and” following clause (vi) and (iii) adding a new clause (vii) that reads as follows:

“(vii) at the time of the initial listing of the Common Stock on a national securities exchange and thereafter until the date that is one year from the Effective Date, the purchase by the Issuer, in each case solely for cash, of shares of Common Stock for aggregate gross consideration not to exceed $500.0 million (it being understood that the foregoing shall not permit any “Restricted Payment” described in clause (i) of the definition thereof);”

c.	A new Section 22 is hereby added to the Certificate of Designation to read as follows:

“SECTION 22. Unconditional Offer to Purchase or Payment of Fees.

The Company shall:

(i)	on the 50th day following the Effective Date, pay a fee in cash to each Holder in an additional amount equal to 2.00% of the aggregate amount of the Liquidation Preference of the Series A Preferred Stock held by such Holder as of the date of payment (the “50-Day Fee”), unless on or prior to such date, the Company shall have commenced a Qualifying Offer to Purchase (as defined below) (it being understood and agreed to the extent that any such offer to purchase is not consummated (including the payment of all required amounts in connection therewith) within the timeframes required by clause (a) of the definition of “Qualifying Offer to Purchase”, or is modified to no longer constitute a “Qualifying Offer to Purchase”, then the Company shall pay the 50-Day Fee on the earlier of (x) the termination, withdrawal or amendment (as applicable) of such offer to purchase and (y) two Business Days following the expiration of such offer to purchase); and

(ii)	on the 90th day following the Effective Date, pay a fee in cash to each Holder in an additional amount equal to 5.00% of the aggregate amount of the Liquidation Preference of the Series A Preferred Stock held by such Holder as of the date of payment (the “90-Day Fee” and, together with the 50-Day Fee, the “Amendment No. 1 Fees”), unless on or prior to such date, the Company shall have consummated a Qualifying Offer to Purchase (including the payment of all required amounts in connection therewith).

“Qualifying Offer to Purchase” shall mean an unconditional offer to purchase, for cash, all outstanding shares of Series A Preferred Stock in accordance with the requirements of Section 6(e) of the Certificate of Designation, and the following additional requirements:

a.	a Qualifying Offer to Purchase shall be open to Holders for at least 20 Business Days and no more than 30 Business Days, and following the expiration thereof, the Company shall promptly (and, in any event, within two Business Days) consummate the Qualifying Offer to Purchase (including the payment of all required amounts in connection therewith) in accordance with applicable securities laws and regulations;

b.	the purchase price per share of Series A Preferred Stock in a Qualifying Offer to Purchase shall be an amount in cash equal to 125.0% of the Liquidation Preference of such share (the “Qualifying Offer Purchase Price”);

c.	the Company shall not condition participation by any Holder in a Qualifying Offer to Purchase on any action other than the tender by such Holder of its shares of Series A Preferred Stock (other than the consent by any tendering Holder to delete Section 8(b)(viii) of the Certificate of Designation), and the Company shall not condition a Qualifying Offer to Purchase on the participation of a minimum number of shares of Series A Preferred Stock; and

d.	following the consummation of a Qualifying Offer to Purchase, all shares of Series A Preferred Stock purchased in accordance therewith shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate of Designation.

For the avoidance of doubt, (i) the Company’s obligations herein are not conditioned on the Company’s compliance with any other agreement or documents (including the Exit Facilities), and the Company’s obligations under this Section 22 shall be without regard to any restrictions or prohibitions under such agreements or documents, and (ii) the 90-Day Fee shall be owing on the applicable date of payment thereof unless each Holder participating in the Qualifying Offer to Purchase shall have received the Qualifying Offer Purchase Price on or prior to such date. Once paid, no Amendment No. 1 Fee shall be refundable under any circumstances. Each Amendment No. 1 Fee shall be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. The payment of each Amendment No. 1 Fee shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority or shall be grossed up by the Company for such amounts.”

IN WITNESS WHEREOF, Hertz Global Holdings, Inc. has caused this Certificate of Amendment to be signed as of the date first set forth above.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ M. David Galainena
Name: M. David Galainena
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment of Certificate of Designations]